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EXHIBIT 5




                                July 3, 1997



Electronic Processing, Inc.
501 Kansas Avenue
Kansas City, Kansas  66105


         Re: Electronic Processing, Inc. Registration Statement for Offering of 270,000 shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 270,000 shares of the common stock ("Common Stock") of Electronic Processing, Inc. (the "Company") issuable under the Electronic Processing, Inc. 1995 Stock Option Plan (the "Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                        Very truly yours,


                        /s/ Petillon & Hansen
                        PETILLON & HANSEN